                                                                     EXHIBIT 5.1



                                October 3, 1997

Boron, LePore & Associates, Inc.
17-17 Route 208 North
Fair Lawn, New Jersey 07410

Ladies and Gentlemen:

     Re:  Registration Statement on Form S-8
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     This opinion is delivered in our capacity as counsel to Boron, LePore & Associates, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") of a Registration Statement on Form S-8 (the "Registration Statement") relating to 2,478,680 shares of Common Stock, par value $.01 per share (the "Registered Shares"). Of the Registered Shares, the Company is authorized to issue 2,253,680 shares pursuant to the Boron, LePore & Associates, Inc. Amended and Restated 1996 Stock Option and Grant Plan (the "Stock Plan") and 225,000 shares pursuant to the Boron LePore & Associates, Inc. 1997 Employee Stock Purchase Plan (the "ESPP" and together with the Stock Plan, the "Plans").

     As counsel for the Company, we have examined a copy of each of the Plans and the Company's Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

     We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law.

     Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Registered Shares against payment therefor in accordance with the terms of the respective Plans and any agreement thereunder, the Registered Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock under the General Corporation Law of the State of Delaware.

     The foregoing assumes all requisite steps will be taken to comply with the requirements of the Act, applicable requirements of state laws regulating the offer and sale of securities and applicable requirements of the National Association of Securities Dealers, Inc.

     We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Goodwin, Procter & Hoar  LLP

                              GOODWIN, PROCTER & HOAR  LLP